Exhibit 99.1

GROUP AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Griffon Corporation, a Delaware corporation (the “Company”);

WHEREAS, Voss Value Master Fund, L.P., a Cayman Islands limited partnership, (“Voss Value Master Fund”), Voss Value-Oriented Special Situation Fund, L.P., a Delaware limited partnership (“Voss Value Special Situations Fund”), Voss Advisors GP, LLC, a Texas limited liability company (“Voss GP”), Voss Capital, LLC, a Texas limited liability company (“Voss Capital”), Travis W. Cocke (collectively, the “Voss”), Steven L. Breitzka, Larry Denbrock, Michael P. Farrah, Robert Mather, Sheri Mossbeck and Wendy C. Shiba (together with Voss, the “Group”) wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2023 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 29th day of December 2022 by the parties hereto:

1.Each of the undersigned agrees to form a “group” (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to the securities of the Company. In furtherance of the foregoing and in accordance with Rule 13d-1(k)(1)(iii) under the Exchange Act, each of the undersigned agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.So long as this Agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3.Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.Voss shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

5.Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by a representative of Voss.

6.The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.This Agreement is governed by and will be construed in accordance with the laws of the State of New York. Any legal action or proceeding arising out of the provisions of this Agreement or the parties’ investment in the Company shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9.The parties’ rights and obligations under this Agreement (other than the rights and obligations set forth in Section 4 and Section 8 which shall survive any termination of this Agreement) shall terminate immediately after the conclusion of the activities set forth in Section 3 or as otherwise agreed to by the parties. Notwithstanding the foregoing, at any time prior to the filing by the Group of an initial Schedule 13D, any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by email to Andrew M. Freedman at Olshan at afreedman@olshanlaw.com or Rebecca L. Van Derlaske at Olshan at RVanDerlaske@olshanlaw.com.

10.Each party acknowledges that Olshan shall act as counsel for both the Group and Voss relating to their investment in the Company.

11.The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the parties hereto.

12.Each party hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature pages on next page]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

Voss Value MASTER Fund, L.P.

By:	Voss Advisors GP, LLC General Partner

By:	/s/ Travis W. Cocke
	Name:	Travis W. Cocke
	Title:	Managing Member

VOSS VALUE-ORIENTED SPECIAL SITUATIONS FUND, LP

By:	Voss Advisors GP, LP General Partner

By:	/s/ Travis W. Cocke
	Name:	Travis W. Cocke
	Title:	Managing Member

Voss Advisors GP, LLC

By:	/s/ Travis W. Cocke
	Name:	Travis W. Cocke
	Title:	Managing Member

Voss Capital LLC

By:	/s/ Travis W. Cocke
	Name:	Travis W. Cocke
	Title:	Managing Member

/s/ Travis W. Cocke
Travis W. Cocke

/s/ Steven L. Breitzka
Steven L. Breitzka

/s/ Larry Denbrock
Larry Denbrock

/s/ Michael P. Farrah
Michael P. Farrah

/s/ Robert Mather
Robert Mather

/s/ Sheri Mossbeck
Sheri Mossbeck

/s/ Wendy C. Shiba
Wendy C. Shiba